Vanguard PRIMECAP Core Fund

Supplement to the Prospectus and Summary Prospectus Dated
January 25, 2013

Prospectus and Summary Prospectus Text Changes
The following replaces similar text under the heading "Investment Advisor":

Portfolio Managers

Joel P. Fried, President of PRIMECAP. He has co-managed the Fund since its inception in 2004.

Theo A. Kolokotrones, Vice Chairman of PRIMECAP. He has co-managed the Fund since its inception in 2004.

Alfred W. Mordecai, Executive Vice President of PRIMECAP. He has co-managed the Fund since its inception in 2004.

M. Mohsin Ansari, Senior Vice President of PRIMECAP. He has co-managed the Fund since 2007.

Prospectus Text Changes
The following replaces similar text under the heading Investment Advisor:

The managers primarily responsible for the day-to-day management of the Fund are:

Joel P. Fried, President of PRIMECAP. He has worked in investment management since 1985, has been with PRIMECAP since 1986, has managed assets since 1987, and has co-managed the Fund since its inception in 2004.
Education: B.S., University of California, Los Angeles; M.B.A., Anderson Graduate School of Business, University of California, Los Angeles.

(over, please)

Theo A. Kolokotrones, Vice Chairman of PRIMECAP. He has worked in investment management since 1970, has managed assets since 1979, has been with PRIMECAP since 1983, and has co-managed the Fund since its inception in 2004. Education: B.A., University of Chicago; M.B.A., Harvard Business School.

Alfred W. Mordecai, Executive Vice President of PRIMECAP. He has worked in investment management and has been with PRIMECAP since 1997, has managed assets since 1999, and has co-managed the Fund since its inception in 2004. Education: B.S.E., Duke University; M.E.A., Virginia Polytechnic Institute and State University; M.B.A., Harvard Business School.

M. Mohsin Ansari, Senior Vice President of PRIMECAP. He has worked in investment management and has been with PRIMECAP since 2000, and has managed assets and co-managed the Fund since 2007. Education: B.A., Colgate University; B.S., Washington University; M.B.A., Harvard Business School.
Each of these four individuals manages a portion of the Fund autonomously; there is no decision-making by committee. A small portion of the Fund's assets is managed by individuals in PRIMECAP's research department.

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